                                                                      Exhibit 20

================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                                Ohio Legacy Corp
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691

                              --------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              --------------------


To our Shareholders:

        The 2003 Annual Meeting of Shareholders of Ohio Legacy Corp will be held at 225 North Clay Street, Millersburg, Ohio on April 24, 2003, at 10:00 a.m. for the following purposes:

        1. To elect four (4) Class I directors to serve until the 2006 annual meeting and until their successors are elected and qualified.

        2. To consider and approve a proposal to increase the number of authorized Common Shares, without par value, of the Company from 2,500,000 to 5,000,000 shares, and to approve an amendment to the Company's Articles of Incorporation to reflect such increase.

        3. To act upon such other matters as may properly come before the Annual Meeting or any adjournments thereof.

        Shareholders of record as of close of business on March 1, 2003, are entitled to notice of and to vote at the Annual Meeting.

        WHETHER YOU EXPECT TO ATTEND THE MEETING OR NOT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE AS PROMPTLY AS POSSIBLE. YOU HAVE THE OPTION TO REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING REGARDLESS OF YOUR VOTING METHOD, OR TO VOTE YOUR SHARES PERSONALLY ON REQUEST IF YOU ATTEND THE MEETING.


                                   By Order of the Board of Directors


                                   Daniel H. Plumly
                                   Secretary


March 21, 2003

                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691


                                 PROXY STATEMENT


                               VOTING INFORMATION

        The accompanying proxy is solicited by the Board of Directors of the Company and will be voted in accordance with the instructions given, unless revoked. If no direction is indicated, such shares will be voted in favor of all the proposals set forth in this Proxy Statement and in favor of the election to the Board of Directors of the nominees named in this Proxy Statement. A shareholder may revoke his or her proxy without affecting any vote previously taken by giving notice to Secretary of the Company in writing or by voting in person at the Annual Meeting.

        The record date for determination of shareholders entitled to vote at the Annual Meeting is March 1, 2003. On that date, the outstanding common shares of the Company were 2,115,700, having no par value. Each shareholder will be entitled to one vote per share on all matters to be submitted at the Annual Meeting. Shareholders representing the majority of the then outstanding shares entitled to vote at the Annual Meeting shall constitute a quorum. An abstention will be considered present at the meeting for purposes of determining a quorum, but will not be counted as voting for or against the issue to which it relates.

        The approximate date upon which this Proxy Statement and proxy will first be mailed to shareholders is March 21, 2003. All costs associated with the solicitation of proxies will be paid by the Company. Proxies will be solicited primarily by mail, but certain officers and employees of the Company, or its subsidiary, Ohio Legacy Bank, may solicit proxies, personally or by telephone, without additional compensation.


                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

        The Board of Directors of the Company presently consists of 13 members divided into three classes, designated as Class I, Class II and Class III, with Class I and II currently consisting of four directors and Class III currently consisting of five directors. The directors in each class are elected for terms of three years so that at each annual meeting the term of office of one class of directors expires. The terms of office of the four Class I directors of the Company will expire on the day of the 2003 annual meeting, upon the election of their successors.

        Proxies solicited pursuant to this Proxy Statement granting authority to vote on the election of directors will be voted for the election of the following Class I directors, whose present terms of office will expire at the meeting, to serve for three-year terms expiring in 2006 and until their successors are elected and qualified: William T. Baker, J. Edward Diamond, L. Dwight Douce and Daniel H. Plumly.

        All nominees have consented to be named in this Proxy Statement and have agreed to serve if elected. If, prior to election, any nominee becomes unable or unwilling to serve, and the number of directors is not decreased accordingly, proxies will be voted for such other nominee as the Board of Directors may select. However, the Company has no reason to believe that any of the nominees will not be available. Information is set forth below regarding the principal occupation of each nominee for director and each director who will continue in office after the Annual Meeting.

        The nominees who receive the greatest number of votes for the director positions to be filled will be elected to those positions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ELECTION OF THE COMPANY'S NOMINEES FOR DIRECTOR.

NOMINEES TO THE BOARD OF DIRECTORS

CLASS I NOMINEES                    WILLIAM T. BAKER (age 49)
TERM ENDING IN 2006                 Director since 2001
                                    Mr. Baker has served as President of Multi
                                    Products Co. since 1978. He is the
                                    co-founder of Share-a-Christmas of Holmes
                                    Co., Chairman of West Holmes Stadium
                                    Project, Co-Chairman of the Knights Track
                                    Project, Chairman of Rails to Trails of
                                    Holmes County, a member of the Society of Petroleum Engineers and past President of the Holmes County Chamber of Commerce. Mr.
                                    Baker received a B.S. in Agriculture from The Ohio State University in 1975.

                                    J. EDWARD DIAMOND (age 64)
                                    Director since 1999
                                    Mr. Diamond, a private investor since 1984 in the Canton area, is the retired Chairman of Glendale Oxygen Company, a Canton-based supplier of cryogenic gases and welding supplies. He has served on the boards of Arrowhead Country Club, The Canton Club, The Canton Ballet and The Canton Symphony Orchestra Association. He is a graduate of the University of Virginia and has been a lifelong Canton resident.

                                    L. DWIGHT DOUCE (age 54)
                                    Director since 1999
                                    Mr. Douce is President and Chief Executive
                                    Officer of the Company and has more than 29 years of financial institution experience in a diverse number of positions, with 19 years experience in the Wooster area. From October 1996 to February 1999, Mr. Douce served as

                                    President-Chief Operating Officer of Signal
                                    Bank, a $1.8 billion commercial bank
                                    headquartered in Wooster, which operated more than 25 branches prior to its sale to FirstMerit Corporation. From 1985 to October 1996, Mr. Douce served as Executive Vice President and Chief Financial Officer of First Federal Savings and Loan Association (Signal Bank's predecessor). During Mr. Douce's tenure, Signal Bank grew from a $200 million to a $1.8 billion financial services institution. Mr. Douce graduated from Capital University with a B.S. in Business Administration. He has been a resident of the Wooster area for the last 19 years and has been very active in community organizations, including the American Red Cross, Wooster Chamber of Commerce Board, Kiwanis and the United Way.

                                    DANIEL H. PLUMLY (age 49)
                                    Director since 1999
                                    Since 1981, Mr. Plumly has been a member of Critchfield, Critchfield & Johnston, Ltd. and currently serves as its Managing Member. The law firm has five offices located in central Ohio. Mr. Plumly served on the board of directors of Signal Corporation and Signal Bank from 1986 to 1999. Mr. Plumly graduated from Muskingum College in 1975 with a B.A. in History and received his J.D. from Case Western Reserve University in 1978. Mr. Plumly is the President of Meals on Wheels of Stark and Wayne Counties and has been involved in coaching youth football, basketball and lacrosse. He also serves as a member of the Board of Trustees of the United Methodist Church, as a member of the Board of Directors of Main Street, Inc. and is a member of the Wayne County Children Services Advisory Board. Mr. Plumly previously served on the board of Goodwill Industries of Wayne County, Inc., as President and Trustee of the Wooster Lacrosse Club, as President of the Board of Trustees of Wooster Country Club and as Chairman of the Board of Governors of Wooster Country Club. Mr. Plumly is the Secretary of the Company.

DIRECTORS CONTINUING IN OFFICE

CLASS II                            ROBERT F. BELDEN (age 55)
CONTINUING DIRECTORS                Director since 1999
TERM ENDING IN 2005                 Since 1995, Mr. Belden has served as the
                                    President of the Belden Brick Company, a company based in Canton since

                                    1885. From 1983 to 1995, Mr. Belden served as the Vice President of Marketing for Belden Brick. Mr. Belden served as a director of both Signal Corporation and Signal Bank from 1988 to 1999. He graduated from the University of Notre Dame in 1969 with a B.S. degree in Mathematics and then graduated from the University of Michigan Graduate School of Business in 1971. Mr. Belden has been very active in community affairs including the American Red Cross, Canton Regional Chamber of Commerce, Junior Achievement of Stark County, Stark County Foundation and others.

                                    GREGORY A. LONG (age 53)
                                    Director since 1999
                                    Mr. Long is a licensed CPA with over 30
                                    years experience as an accountant. He
                                    graduated from Kent State University in
                                    1971. Mr. Long currently serves as the
                                    President of Long, Cook & Samsa, Inc. CPA's of Wooster, Ohio. Mr. Long is actively involved as a board member and President of the Wayne County Historical Society and is the past President of Buckeye Council, Inc., Boy Scouts of America. He is also a Treasurer of the Rotary Club and Wooster Area Chamber of Commerce, a coach and board member of Wooster Youth Baseball and is Troop Committee Chairman of Boy Scout Troop 61 of Wooster. Mr. Long is retired from the Army Reserve as a Lieutenant Colonel.

                                    BENJAMIN M. MAST (age 50)
                                    Director since 2001
                                    Since 1978, Mr. Mast has served as President of B-L Transport Inc. He is also the founder and, since 1990, has served as President of Holmes County Amish Flea Market, Inc. Mr. Mast is the President of Mast Holdings and serves as the President of the Ohio Flea Market Association, a director of Holmes County Tourism Commission and a member of the East Holmes Building Council.

                                    THOMAS W. SCHERVISH (age 62)
                                    Director since 1999
                                    Since 1968, Mr. Schervish has been the owner and President of Stark Management Services, Inc. The company provides bookkeeping, management and consulting services to restaurants and other local businesses. He graduated from the University of Detroit with a B.S. in Marketing. Mr. Schervish is very active in community affairs, serving the Pro Football Hall of Fame Board, the Stark Development Board, Canton Rotary Club, Junior Achievement, Downtown Canton Redevelopment Organization, Stark Community Foundation and several others.

CLASS III                           D. WILLIAM ALLEN (51)
CONTINUING DIRECTORS                Director since 1999
Term ending in 2004                 Mr. Allen is Vice President of Sales for
                                    Bocko Inc., a custom injection molder in North Canton. Mr. Allen also is President of
                                    SPC Realty Company, a real estate investment company. From 1994 to 1997, Mr. Allen served as the President, Chief Operating Officer and owner of Service Packaging Corporation.
                                    Mr. Allen currently serves as President of Congress Lake Club and as Secretary of the Board of Governors of Mercy Medical
                                    Hospital. Mr. Allen is also involved with the Pro Football Hall of Fame Festival, where his involvement spans 27 years, and served as its General Chairman in 1993. Mr.
                                    Allen's activities also include serving on the Board of Trustees of the Greater Canton
                                    Chamber of Commerce as its immediate past
                                    Chairman of the Board and is a trustee of Meals on Wheels of Stark and Wayne Counties where he served as President in 1999 and 2000.

                                    SCOTT J. FITZPATRICK (50)
                                    Director since 1999
                                    Since 1973, Mr. Fitzpatrick has served as a partner in Fitzpatrick Enterprises in Canton, Ohio. Mr. Fitzpatrick is primarily involved in the development of commercial real estate for his own portfolio.

                                    RANDY G. JONES (47)
                                    Director since 1999
                                    Since 1979, Mr. Jones has served as
                                    President and owner of R&L Jones Trucking,
                                    Inc., a long-distance trucking company. He has also served as President and 50% owner of Snyder Brothers Sales & Service, Inc. since 1981, which sells new and used trucks and trailers.

                                    MICHAEL D. MEENAN (49)
                                    Director since 1999
                                    Since 1989, Mr. Meenan has served as the President and owner of Riverview Industrial Wood Products, Inc., which is based in Wooster. He graduated from Kent State University in 1976 with a Bachelor's degree in Business Administration. Mr. Meenan is a member and past President of the Wooster All Sports Booster Club and has served on the Wooster City Charter Review Commission.

                                    STEVEN G. PETTIT (45)
                                    Director since 1999
                                    Mr. Pettit is Senior Loan Officer and
                                    President, Stark County Region, Ohio Legacy
                                    Bank. Mr. Pettit has 17 years of commercial banking experience in a diverse number of lending positions in both Stark and Wayne Counties. From February to September 1999, Mr. Pettit held the position of Senior Vice President, Senior Loan Officer for two regions of FirstMerit Bank, N.A. From March 1996 to February 1999, Mr. Pettit held the same position at Signal Bank, N.A., a $1.8 billion financial institution. From January 1994 to March 1996, Mr. Pettit served as Manager of Commercial Lending for FirstMerit. Mr. Pettit graduated from the University of Tennessee with a B.S. degree in Business Administration and from Ashland University with an MBA in Executive Management. Mr. Pettit has been a resident of the Canton area his entire life and has been active in various social and civic activities, including Meals on Wheels of Stark and Wayne Counties, Mercy Medical Center, Boy Scouts of America and Plain Local Schools.

                                   PROPOSAL 2
            AMENDMENT OF THE COMPANY'S AMENDED AND RESTATED ARTICLES
              OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED
                                  COMMON SHARES

INTRODUCTION

        Currently, the Company's Amended and Restated Articles of Incorporation authorize the issuance of 2,500,000 common shares. As of March 1, 2003, there were 2,115,700 common shares issued and outstanding and 87,000 common shares were reserved for issuance upon the exercise of outstanding options under the Company's Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, as amended. In addition, as of January 30, 2003, we had outstanding warrants for a total of 339,600 common shares at a price of $10.00. The exercise price of the warrants may be subject to adjustment pursuant to the warrants' anti-dilution provision.

AMENDMENT

        On January 21, 2003, the Board of Directors approved an increase in the authorized number of common shares from 2,500,000 to 5,000,000 shares, subject to shareholder approval. If this amendment is approved by the Company's shareholders, 2,413,450 common shares will be authorized and available for issuance or sale by the Company immediately after the Annual Meeting (excluding shares reserved for issuance as set forth above).

PURPOSES OF PROPOSED AMENDMENT

        The Board of Directors believes that it is necessary and desirable to increase the number of common shares that the Company is authorized to issue in order to give the Company additional flexibility to raise equity capital, reserve additional common shares for issuance under the Company's employee benefit plans, to ensue that the Company has a sufficient number of shares to issue upon the exercise of all options and warrants and make acquisitions through the use of Company stock.

        Except as described above or as permitted or required by the Company's existing employee benefit plans, and for common shares that will be issued upon exercise of warrants, the Board of Directors has no definitive agreements or commitments to issue additional common shares for any of these purposes. In December 2002, the Company completed a public offering in which it issued 1,000,000 common shares, and in January 2003, the Company issued an additional 150,000 shares to cover the over allotments. The proposed increase in authorized common shares would make it unnecessary to hold a special shareholders' meeting in the future for the purpose of authorizing an increase in the authorized common shares should the Company decide to use its shares for one or more of such previously mentioned purposes.

EFFECTS OF PROPOSED AMENDMENT

        Under the Company's Articles, the Company's shareholders do not have preemptive rights with respect to the common shares. Thus, should the Board of Directors elect to issue additional common shares, existing shareholders would not have any preferential rights to purchase such shares, and any such issuances could, therefore, have a dilutive effect on the shareholdings of current shareholders.

        The proposed amendment to increase the number of common shares could, under certain circumstances, have an anti-takeover effect, although this is not the intention of this proposal. In the event of a hostile attempt to take over the Company, it might be possible for the Company to try to impede such an attempt by issuing common shares through "private placement" to a friendly party, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to acquire control of the Company. Therefore, the overall effect could be to discourage unsolicited takeover attempts and make it more difficult to remove the Company's current management. By potentially discouraging initiation of any such unsolicited takeover attempt, the proposed amendment may limit the opportunity for the Company's shareholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting the Company's current management, including the current Board, to retain its position and place it in a better position to resist changes that shareholders may wish to make if they are dissatisfied with the conduct of the Company's business.

        The Company also has certain other mechanisms in place that may have an anti-takeover effect. The Company's Articles: (a) authorize the Board of Directors, without any action by the shareholders, to establish the rights and preferences of up to 500,000 shares of undesignated serial preferred stock (all of such shares remain undesignated as of the date of the Proxy Statement); and
(b) provide that the affirmative vote of both a majority of the voting power represented at the meeting, and a majority of that portion of such voting power excluding any "interested shares" - that is, those shares held by the acquiring person and our officers and any of our directors who are also employees of the Company - is necessary in connection with a merger, consolidation or transfer of substantially all of the Company's assets. The Company also has entered into change in control agreements with three executive officers that provide for the payment of certain benefits to such executive officers upon the occurrence of a "change in control" of the Company.

        As previously stated, however, the only intended purpose of the proposed amendment is to increase the number of available common shares in order to give the Company more flexibility in conducting its normal business operations, and the proposal is not being presented as, nor is it part of, a plan to adopt a series of anti-takeover measures.

PROPOSED RESOLUTION

        A resolution in substantially the following form will be submitted to the shareholders at the Annual Meeting:

        "RESOLVED, that the Company's authorized common shares be increased from 2,500,000 shares to 5,000,000 shares;

        RESOLVED, that the Company's Articles of Incorporation be amended and restated to reflect the increase in the Company's authorized common shares; and

        RESOLVED FURTHER, that appropriate officers of the Company be, and the same are, hereby resolved, empowered and directed in the name on behalf of the Company to take such action and execute such documents as may be deemed necessary or desirable to carry out the intent and purpose of the foregoing resolution."

RECOMMENDATIONS OF THE BOARD

        The affirmative vote of the holders of a majority of common shares present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board will be voted for approval of such increase.

        THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO COMPANY'S ARTICLES TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES.

                         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

        Information is provided below about each person known by the Company to be the beneficial owner of more than 5% of its outstanding common shares.

                                                   COMMON SHARES
                                                     UNDERLYING
                                     COMMON          WARRANTS AND
                                     SHARES            OPTIONS
  NAME AND ADDRESS OF             BENEFICIALLY      EXERCISABLE                     PERCENT OF
   BENEFICIAL OWNER                  OWNED        WITHIN 60 DAYS       TOTAL          CLASS
   ----------------                  -----        --------------       -----          -----

Bay Pond Partners, L.P.
75 State Street
Boston, Massachusetts  02109         153,000            -0-            153,000           7.23%

J. Edward Diamond
P. O. Box 9187
Canton, OH 44711                     125,000           33,700          158,700           7.38

United Community Financial Corp.
275 Federal Plaza West
Youngstown, Ohio 44503-1203          136,000            -0-            136,000           6.43

Wellington Management Company,
LLP
75 State Street
Boston, Massachusetts  02109         194,200            -0-            194,200           9.18

           STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        Information is set forth below regarding beneficial ownership of common shares of the Company by each director and all directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his common shares. The information set forth below is as of February 18, 2003.

                                                     COMMON SHARES
                                                      UNDERLYING
                                     COMMON          WARRANTS AND
                                     SHARES             OPTIONS                   PERCENT
                                  BENEFICIALLY        EXERCISABLE                   OF
            NAME                      OWNED         WITHIN 60 DAYS       TOTAL     CLASS
----------------------------     --------------  -------------------  ---------  -------
DIRECTORS:
D. William Allen                         13,000               13,700     26,700     1.25%
William T. Baker                         54,000               12,000     66,000     3.10%
Robert F. Belden(1)                      85,000               32,700    117,700     5.48%
J. Edward Diamond                       125,000               33,700    158,700     7.38%
L. Dwight Douce                          70,800               36,366    107,166     4.98%
Scott J. Fitzpatrick                     55,000               29,700     84,700     3.95%
Randy G. Jones                           22,000                5,000     27,000     1.27%
Gregory A. Long                          33,500               25,700     59,200     2.76%
Benjamin M. Mast                         23,000                5,600     28,600     1.35%
Michael D. Meenan                        21,750               25,000     46,750     2.18%
Steven G. Pettit                         18,200               10,066     28,266     1.33%
Daniel H. Plumly                         24,500               25,000     49,500     2.31%
Thomas W. Schervish                      64,504               29,700     94,204     4.39%
ALL DIRECTORS AND EXECUTIVE
OFFICERS AS A GROUP
(15 PERSONS)                            630,454              295,898    926,352    38.41%

(1) Common shares held in the name of Belden Brick Company, of which Mr. Belden is President.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company during 2002 and Forms 5 and amendments thereto furnished to the Company with respect to 2002, no director, officer or beneficial owner of more than ten percent of its outstanding common shares failed to file on a timely basis during 2002 or prior fiscal years any reports required by Section 16(a) of the Exchange Act.


                      COMMITTEES OF THE BOARD OF DIRECTORS

        During 2002, the Board of Directors of the Company met 12 times. During 2002, each director attended at least 75% of the total number of meetings of the Board of Directors of the Company and the board committees on which he served.

        The Loan Committee is comprised of eight directors. The directors currently serving on this committee include Messrs. Plumly, the Chairman of the Committee, Baker, Douce, Diamond, Fitzpatrick, Meenan, Long, Pettit and Schervish. The primary responsibilities of the Loan Committee are to review and approve loans over particular limits and review and approve changes to Ohio Legacy Bank's lending policies and procedures.

        The Executive Committee is comprised of four directors. The directors currently serving on this committee include Messrs. Douce, Diamond, Baker and Belden. The Executive Committee meets on an as needed basis, and its primary responsibility is to exercise the authority of the Board of Directors in between board meetings, to the extent permitted by law.

        The Compensation Committee is comprised of four directors, with its primary responsibilities being the review of personnel policies and practices and evaluation of senior management. The directors currently serving on this Committee include Messrs. Plumly, Schervish, Mast and Belden.

        The Audit and Compliance Committee of the Company is comprised of four directors, none of whom are officers of the Company or Ohio Legacy Bank, and carries out its responsibilities pursuant to a written charter as adopted by the Board of Directors. The Audit and Compliance Committee's primary responsibilities are the review of internal and external auditors' reports, the review of internal loan review reports, evaluation of the internal auditor and external audit firm, and the review of regulatory examination results. The directors currently serving on this Committee include Messrs. Long, Allen, Jones and Fitzpatrick. Each member of the Audit and Compliance Committee is "independent" under the NASD's listing standards.


                              CORPORATE GOVERNANCE

        The Company's Board of Directors has set in place a course of action designed to develop and implement sound corporate governance principles. In light of new statutory mandates, developing regulations and an enhanced focus on the processes utilized by corporations in the conduct of their business, the Company's Board of Directors has elected to initiate a corporate governance program. The highlights of the program are as follows:

         - the positions of CEO and Chairman will be held by different people. The separation of these offices will provide focused leadership at the board level, which is independent of management;

         - new or revised charters will be adopted for the Audit and Compliance Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. These charters will incorporate new rules and regulations of the Securities and Exchange Commission and the NASD's listing standards, as well as provide specific and concrete guidance to these committees;

         - the Company's Code of Conduct will be reviewed and revised as is necessary in accordance with the new SEC rules and regulations and listing standards. The Code of Conduct will disclose to Company employees and customers what is expected or required of the Company's directors, executive officers and employees;

         - the Board of Directors established a Corporate Governance and Nominating Committee that will be responsible for implementing the corporate governance program described above and any additional requirements mandated by law or deemed necessary or appropriate by the Board of Directors; and

        The development and implementation of this corporate governance program is intended to be proactive in nature, comprehensive in scope and forceful in application. Our goal is to establish a governance process that fosters, promotes and mandates that appropriate actions are taken and appropriate behavior is maintained, at both the corporate and employee level, to ensure the ongoing success of the Company.


                  CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

        The composition of the Corporate Governance and Nominating Committee and its duties will be established in conjunction with the Company's corporate governance review. It is also expected that once the corporate governance review is complete and the duties of all committees are finalized, membership of the various committees will be adjusted to meet the NASD's listing standards and to place directors on committees where their experience and expertise can best be utilized.

                          REPORT OF THE AUDIT COMMITTEE

        The Audit Committee has reviewed and discussed with the Company's management the audited financial statements of the Company for the fiscal year ended December 31, 2002. The Audit Committee has also discussed with Crowe, Chizek and Company LLP, the Company's independent auditors, all matters required by Statements on Auditing Standards No. 61, Communications with Audit Committees. The Audit Committee has also received the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1, and has discussed with Crowe Chizek its independence.

        Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002 for filing with the Securities and Exchange Commission.

                                                The Audit Committee
                                                Gregory A. Long, Chairperson
                                                D. William Allen
                                                Scott J. Fitzpatrick
                                                Randy G. Jones


                              DIRECTOR COMPENSATION

        Employee directors receive no compensation for their services as directors. Each non-employee director receives reimbursement of out-of-pocket expenses incurred in serving as a director. In addition, subject to compliance with the restrictions and requirements of the FDIC stock benefit plan policy, each non-employee director will receive automatic awards of nonqualified stock options under the Ohio Legacy Corp Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan consisting of initial options to purchase 2,500 common shares of the Company awarded on the date of commencement of service as a non-employee director, and, thereafter, annual options to purchase 1,000 common shares of the Company. Initial options vest and become exercisable over a period of five years at the rate of 20% per year, while annual options vest and become exercisable upon their grant dates. The Company granted the initial options to each non-employee director on February 19, 2002, along with the annual options for the fiscal year 2002, representing, in the aggregate, options to purchase 38,500 common shares of the Company at an exercise price of $10.00 per share. For the fiscal year 2003, the Company granted annual options, representing, in the aggregate, options to purchase 11,000 common shares of the Company at an exercise price of $8.50 per share.

                               EXECUTIVE OFFICERS


         Mr. Douce is the President and Chief Executive Officer of the Company. Mr. Pettit is the Company's Senior Loan Officer and President of the Stark County Region of Ohio Legacy Bank. Their biographical information appears above.

         Robert E. Boss, age 46, is a Senior Vice President of Commercial Lending and the President of the Homes County Region of Ohio Legacy Bank. Mr. Boss has more than 21 years of financial institution experience in a variety of lending positions. From January 1990 to March 2000, Mr. Boss held several positions at the Commercial and Savings Bank of Millersburg, Ohio, the last of which was the position of Senior Vice President and Senior Lending Officer. Mr. Boss previously worked in various loan areas for Bank One of Wooster from 1987 to 1990. Mr. Boss is on the board of the Holmes County Training Center, President of the Holmes County Chamber of Commerce, Treasurer of the Holmes County Economic Development Council and a director of the Buckeye Council of the Boy Scouts of America. Mr. Boss is a graduate of Mount Union College with a B.A. in Accounting.

         Eric S. Nadeau, CPA, age 32, has been hired to fill the position of Chief Financial Officer and Vice President of Ohio Legacy Bank and will be appointed officially to the position upon the approval of the Office of the Comptroller of the Currency. Mr. Nadeau has 10 years of financial management experience. He was employed most recently with Horizon PCS, Inc., a wireless personal communications services carrier and PCS affiliate of Sprint Corp., as Director of Financial Reporting. Before that he worked for Crowe, Chizek and Company LLP in Columbus, Ohio, providing audit, tax and profitability consulting services to regional and community banks and thrifts. Mr. Nadeau graduated from the Richard T. Farmer School of Business Administration at Miami University in Oxford, Ohio, with a B.S. in Business Administration, majoring in Accountancy. He is a member of the Ohio Society of Certified Public Accountants, the American Institute of Certified Public Accountants, and the Institute of Management Accountants.


                             EXECUTIVE COMPENSATION

        The Company and Ohio Legacy Bank have entered into one-year employment agreements with Mr. Douce, its President and Chief Executive Officer, Mr. Pettit, its Senior Loan Officer and President of Stark County division, and Mr. Boss, its Senior Vice President of Commercial Lending and President of the Holmes County Division. Each employment agreement renews automatically for an additional year unless either party furnishes at least 60 days prior notice to the other of its intent to terminate the agreement.

        Upon a change in control of the Company or a diminution in the officer's duties, each executive officer will have the right to terminate his employment and receive a severance equal to 2.99 times his current annual compensation. In addition, all stock options previously granted will vest in the event of a termination of employment upon a change in control or a diminution in the officer's duties.

                           SUMMARY COMPENSATION TABLE

        The following table sets forth certain information concerning the annual and long-term compensation of the chief executive officer of the Company and other executive officers who received an annual salary or bonus during the last completed fiscal year that exceeded $100,000 (together, the "Named Executives").

                                     Fiscal        Annual     Stock Options
                                      Year         Salary        Granted
                                     ------     ------------  --------------

L. Dwight Douce                       2002      $    106,300        10,000
Chairman, President and               2001           100,000             -
Chief Executive Officer               2000           100,000             -

Steven G. Pettit                      2002      $    106,300        10,000
Senior Loan Officer and               2001           100,000             -
President, Stark County Region        2000           100,000             -

                     STOCK OPTION GRANTS IN LAST FISCAL YEAR

        The following table sets forth information regarding stock option grants to the Named Executives during the 2002 fiscal year. All options were awarded at exercise prices that were equal to the market price of the Company's stock on the date of grant and are subject to vesting at a rate of 33.3% per year from the date of grant. Any unexercised shares lapse on the earliest of 10 years from the grant date or 90 days after termination of employment with the Company.


                                                                                       Potential Realized Value at
                                                                                         Assumed Annual Rates
                                                                                            of Stock Price
                   Number of          % of Total                                           Appreciation for
                   Securities       Options Granted     Exercise                              Option Term
                   Underlying       To Employees in      Price        Expiration         -------------------
                 Options Granted      Fiscal Year      ($/Share)         Date             5% ($)     10% ($)
                 ---------------    ----------------   ----------   -----------------    --------   ---------
L. Dwight Douce        10,000            11.2%         $  10.00     February 19, 2012    $ 62,890   $ 159,370
Steven G. Pettit       10,000            11.2%            10.00     February 19, 2012      62,890     159,370

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

        No stock options were exercised by the Named Executives during 2002. The following table sets forth certain information concerning the value of unexercised stock options held as of December 31, 2002, by the Named Executives.

                        Number of Securities               Value of Unexercised
                       Underlying Unexercised             In-the-Money Options at
                     Options at Fiscal Year End (#)       Fiscal Year End ($) (1)
                     ------------------------------   ---------------------------
                     Exercisable      Unexercisable    Exercisable  Unexercisable
                     -----------      -------------    -----------  -------------
L. Dwight Douce                -             10,000     $       -     $       -
Steven G. Pettit               -             10,000             -             -

-----------------
(1) At December 31, 2002, there were no unexercised options in-the-money as the market price of the Company's stock was less than the exercise price of the options held by the Named Executives.

                     OHIO LEGACY CORP OMNIBUS STOCK OPTION,
                  STOCK OWNERSHIP AND LONG-TERM INCENTIVE PLAN

        The Ohio Legacy Corp Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan provides for discretionary grants of incentive stock options (under Internal Revenue Code Section 422) and nonqualified stock options to employees, automatic grants of nonqualified stock options to non-employee directors, and discretionary grants of restricted Company common shares to both employees and non-employee directors. The Plan is administered by the Compensation Committee and provides that the exercise price of options granted thereunder shall not be less than the fair market value of the outstanding common shares of the Company on the date the options are granted. In February 2002, the Company issued options to employees for the right to purchase common shares representing, in the aggregate, 51,000 common shares of the Company for the fiscal year 2002, at an exercise price of $10.00 per share. For the fiscal year 2003, the Company issued options to employees for the right to purchase shares representing, in the aggregate, 33,250 common shares of the Company at an exercise price of $8.50 per share. In addition, as described under "Director Compensation" on page 14, the Company issued options and warrants to non-employee directors of the Company.


                     TRANSACTIONS WITH MANAGEMENT AND OTHERS

        During fiscal year 2002, certain directors and executive officers and their associates were customers of, or had transactions with, Ohio Legacy Bank. All outstanding loans that were part of such transactions were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties, and did not involve more risk than a normal risk of collectability or present other unfavorable features. The Company expects that similar transactions will occur in the future.

        Loans to individual directors and officers also must comply with Ohio Legacy Bank's lending policies, regulatory restrictions and statutory lending limits, and directors with personal interest in any loan application are excluded from the consideration of that loan application. As of December 31, 2002, the aggregate balance of all such loans was approximately $2.8 million, or 3.5% of the total net loans then outstanding.


         Our Holmes County banking center is leased from an entity that is owned by two of our directors, Messrs. Baker and Jones.

        During 2002 the law firm of Critchfield, Critchfield & Johnston, Ltd. provided legal services to the Company. Mr. Daniel Plumly is the corporate Secretary and a director of the Company and Ohio Legacy Bank and also is the Managing Member of the law firm of Critchfield, Critchfield & Johnston, Ltd. We believe that the cost of legal services provided by Critchfield, Critchfield & Johnson, Ltd. is similar to that available from a non-affiliated law firm.

                                    AUDITORS

        Crowe, Chizek and Company LLP ("Crowe Chizek") have been acting as the auditors of the Company since the Company's founding. The Board of Directors has appointed them, to continue as the Company's auditors for the current year. Representatives of Crowe Chizek will be at the annual meeting of shareholders. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                                   AUDIT FEES

        Crowe Chizek billed the Company aggregate fees of $42,650 for the audit of the Company's annual financial statements and for the review of the financial statements included in the Company's Forms 10-QSB, all for the year ended December 31, 2002.

          FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

        For the 2002 fiscal year, Crowe Chizek did not provide financial information systems design and implementation services to the Company.


                                 ALL OTHER FEES

        For the 2002 fiscal year, Crowe Chizek billed $60,525 in fees for all services other than those described above. These services include, among other things, preparation of the Company's tax returns and performance of extended audit services and professional services during the recently completed public offering of the Company' shares. The Audit Committee of the Board of Directors has considered whether the provision of these other services is compatible with maintaining Crowe Chizek's independence.


                SHAREHOLDER PROPOSALS FOR THE 2004 ANNUAL MEETING

        Any shareholder who intends to present a proposal at the 2004 annual meeting and who wishes to have the proposal included in the Company's proxy statement and form of proxy for that meeting must deliver the proposal to the Company at its executive offices, 305 West Liberty Street, Wooster, Ohio 44691, not later than November 25, 2003.

        Any shareholder who intends to present a proposal at the 2004 annual meeting other than for inclusion in the Company's proxy statement and form of proxy must deliver the proposal to the Company at its executive offices, 305 West Liberty Street, Wooster, Ohio 44691, not less than 60 days nor more than 90 days prior to the annual meeting; provided, however, that in the event that less than 75 days' notice or prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than on the 15th day following the earlier of the day on which such notice of the date was mailed or such public disclosure was made. The Company reserves the right to exercise discretionary voting authority with respect to any untimely shareholder proposal.


                                PERFORMANCE GRAPH

        The following graph compares the cumulative total shareholder return on the Company's common shares from December 24, 2002 (the date the Company's common shares became publicly traded), until December 31, 2002, with the cumulative total return of (a) the Nasdaq Composite Index and (b) the Nasdaq Bank Index. The graph assumes the investment of $100 in the Company's common shares, the Nasdaq Composite Index and the Nasdaq Bank Index. The 2002 public offering price of the Company's common shares was $8.50 per share.


                               [GRAPHIC OMITTED]

                                             Cumulative Return
                                      -----------------------------
                                      12/24/2002         12/31/2002
                                      ----------         ----------
Ohio Legacy Corp (OLCB)                     100                 101
Nasdaq Composite Index                      100                  98
Nasdaq Bank Index                           100                  99

                                  OTHER MATTERS

        The Board of Directors is unaware of any matters other than those outlined in this Proxy Statement that may be presented at the Annual Meeting for action on the part of the shareholders. In case any other matters should properly come before the Annual Meeting, or any adjournment thereof, it is the intention of the person named in the enclosed proxy to vote in accordance with his best judgment.


                                         By Order of the Board of Directors


                                         Daniel H. Plumly
                                         Secretary

March 21, 2003

                                OHIO LEGACY CORP

                                      PROXY

                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 24, 2003

 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OHIO LEGACY CORP

        The undersigned hereby appoints L. Dwight Douce, the proxy of the undersigned, with full power of substitution to vote all common shares of Ohio Legacy Corp, which the undersigned is entitled to vote at the Annual Meeting of shareholders of Ohio Legacy Corp, to be held April 24, 2003, as specified below:

1.      Election of Directors:

        Class I:      William T. Baker
                      J. Edward Diamond
                      L. Dwight Douce
                      Daniel H. Plumly

        _______ FOR all Nominees          _______ WITHHOLD AUTHORITY to vote
                                                  for all Nominees

(Instructions: If you wish to withhold authority to vote for any individual nominee, write that nominee's name in the space below.)


----------------------------------------------------------------------------



2. Proposal to consider and approve an increase in the number of authorized shares of Common Stock, without par value, of the Company from 2,500,000 to 5,000,000 shares and to approve an amendment to the Company's Articles of Incorporation to reflect such increase.

                FOR                   AGAINST                   ABSTAIN
        -------              --------                  --------


3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

         IMPORTANT: PLEASE SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A
SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

                                OHIO LEGACY CORP

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS .

               PLEASE COMPLETE, DATE, AND MAIL THE DETACHED PROXY
                 CARD IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

If no instruction is indicated, authority is granted to cast the vote of the undersigned for the proposal to increase the number of authorized shares of Common Stock of the Company from 2,500,000 to 5,000,000 shares and to amend the Company's Articles of Incorporation.

                  Print your name(s) here
                                           ---------------------------

                                Signature
                                           ---------------------------

               Signature, if jointly held
                                           ---------------------------

                                     Date                       , 2003
                                           ---------------------

        NOTE: THE SIGNATURE(s) ON THIS PROXY SHOULD CORRESPOND WITH THE NAME(s) IN WHICH YOUR SHARES ARE REGISTERED. WHEN SHARES ARE REGISTERED JOINTLY IN THE NAMES OF TWO OR MORE PERSONS, ALL SHOULD SIGN. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. A PROXY GIVEN BY A CORPORATION SHOULD BE SIGNED IN THE CORPORATE NAME BY THE CHAIRMAN OF ITS BOARD OF DIRECTORS, ITS PRESIDENT, VICE PRESIDENT, SECRETARY OR TREASURER.





IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A
SELF-ADDRESSED, POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.